Exhibit 99.1

ARIAD Announces Appointment of Senior Pharmaceutical Executive to Lead Global Commercial Operations

CAMBRIDGE, Mass.--(BUSINESS WIRE)--September 6, 2011--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the appointment of Martin J. Duvall to the position of senior vice president, commercial operations, reporting to the chief executive officer. Mr. Duvall will be responsible for leading the global commercialization of ARIAD’s innovative oncology drug candidates, including its investigational pan-BCR-ABL inhibitor, ponatinib, which is in a pivotal Phase 2 clinical trial in patients with resistant or intolerant chronic myeloid leukemia and Philadelphia-chromosome positive acute lymphoblastic leukemia.

Mr. Duvall has more than 25 years of experience in the pharmaceutical and biotechnology industries, with a focus on oncology sales, marketing, commercial development, commercial strategy and general management. He joins ARIAD from Merck and Company, where he served as senior vice president and general manager of Merck’s global oncology franchise since 2010.

Prior to Merck, Mr. Duvall led global marketing and commercial operations at Abraxis Bioscience, Inc., where he was responsible for the worldwide commercial strategy for Abraxis’ lead product, Abraxane® and for running the company’s commercial and medical business units in China, Canada and Europe. Before that, he led commercial operations, development and strategy for MGI Pharma, Inc., where he and his colleagues built the business organization that supported the successful launch and commercialization of MGI’s flagship product, Aloxi®.

Earlier in his career, he held numerous oncology marketing and sales roles at Sanofi-Aventis and its predecessor companies. While at Aventis, prior to joining MGI, he led global development, commercialization and strategic direction of Aventis’ cytotoxic chemotherapy drugs, including Taxotere®.

“Marty has demonstrated unequivocal success in both U.S. and international oncology leadership roles, working in both large pharmaceutical and mid-sized biotechnology companies on drugs to treat both solid tumors and hematological cancers,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “He has the global experience, leadership skills and dedication that we need to maximize the value of ponatinib and our pipeline of oncology drug candidates for our shareholders and the entrepreneurial know-how needed to build a ‘second-to-none’ commercial organization.”

“His experience leading the global strategy and operations for major oncology products, such as Abraxane®, Dacogen®, Aloxi® and Taxotere®, across multiple cancer indications will be highly valuable as we prepare for the potential global launch of ponatinib beginning in late 2012 or early 2013, and for commercialization of our other product candidates like AP26113 that we expect will follow thereafter,” he added.

Mr. Duvall holds a Bachelor’s degree in Chemistry from Muhlenberg College, a Master’s degree in Chemistry from The Johns Hopkins University and a Master’s degree in Business Administration from the University of Kansas.

About ARIAD

ARIAD's vision is to transform the lives of cancer patients with breakthrough medicines. The Company's mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need - aggressive cancers where current therapies are inadequate. ARIAD's product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck that has successfully completed a Phase 3 clinical trial in patients with soft-tissue and bone sarcomas and is being studied in multiple cancer indications. ARIAD's second internally discovered product candidate, ponatinib, is an investigational pan-BCR-ABL inhibitor in a pivotal Phase 2 clinical trial in patients with chronic myeloid leukemia and Ph+ acute lymphoblastic leukemia. For additional information, please visit http://www.ariad.com.

Abraxane® (paclitaxel protein-bound particles) is a registered trademark of Celgene Corporation. Taxotere® (docetaxel) is a registered trademark of Sanofi-Aventis. Dacogen® (decitabine) is a registered trademark of SuperGen, Inc., and Aloxi® (palonosetron HCl) is a registered trademark of Helsinn Healthcare SA.

This press release contains "forward-looking statements" including, but not limited to, statements relating to clinical data for ridaforolimus in the treatment of metastatic soft-tissue and bone sarcomas. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, results of clinical studies of the Company's product candidates, timing and acceptance of regulatory filings for drug approval, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

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CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Maria E. Cantor, 617-621-2208
Maria.cantor@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com